Exhibit 16.1

July 20, 2012

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Material Science Corporation's Form 8-K dated July 20, 2012, and have the following comments:

1. We agree with the statements made in the first and second paragraphs.

2. We have no basis on which to agree or disagree with the statements made in the third paragraph.

Yours truly,

/s/ Deloitte & Touche LLP